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                                                                    Exhibit 99.1

Media Contact:  Scott Chase        Investor Contact:  Seth Levine
                FirstWorld                            FirstWorld
                (303) 874-2443                        (303) 874-8010
                scott.chase@firstworld.com            investor@firstworld.com
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            FirstWorld ACQUIRES LEADING OREGON ISP TRANSPORT LOGIC
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      Second Portland Acquisition Expands FirstWorld's Internet Offering


        DENVER, CO (July 8, 1999) - FirstWorld Communications Inc., a Denver-based Internet solutions and telecommunications company, announced that it has agreed to acquire Transport Logic (www.transport.com), a Portland-based independent Internet service provider, for $7.4 million, less debt and deferred revenue plus approximately 393,000 shares of FirstWorld common stock. The deal marks FirstWorld's second Oregon acquisition in the last eight months and will expand the company's ability to offer a full range of business communications solutions including high-speed access via DSL (digital subscriber line), web design, integration and hosting, electronic commerce support, and local and long distance telephony.

        Transport Logic is a leading regional Internet solutions company with over 9,000 customers, serving small to medium sized businesses, as well as residential customers in the West and Northwest United States. FirstWorld expanded into Oregon in November with its acquisition of the web integration and consulting business, Optec, Inc., a subsidiary of Enron Communications. Through that transaction, FirstWorld also acquired a 40-mile fiber network around Portland and access to Enron Communications' broadband network connecting up to 15 cities nationwide. FirstWorld will combine these assets with Transport Logic's network to offer a wide range of Internet solutions.

        "FirstWorld and Transport Logic are two companies joining forces to provide small and medium sized businesses a superior level of customer service and a full range of Internet solutions," said Sheldon S. Ohringer, FirstWorld's president and chief executive officer. "With
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these solutions, business owners will not only run their companies more efficiently, but they will also be able to leverage the Internet to attract new customers."



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        "Over the last four years we have successfully built a reputation of providing superior Internet service and customer care to businesses and consumers," said Tony Schwartz, president of Transport Logic. "By combining Transport Logic with FirstWorld, we will create an Internet solutions company offering a complete end-to-end solution to businesses of all sizes. We look forward to helping establish FirstWorld as a leading provider of Internet solutions throughout the region."

About FirstWorld


        FirstWorld Communications, Inc. headquartered in Denver, CO, is an Internet solutions and telecommunications provider that delivers a complete range of Internet services, web integration and consulting and telephony solutions to small and medium sized businesses. For more information, visit the company's Web site at www.firstworld.com.
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